Weyco Reports Third Quarter Sales And Earnings

MILWAUKEE, Nov. 6, 2018 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter ended September 30, 2018.

Net sales for the third quarter of 2018 were $78.4 million, an increase of 2% compared to third quarter 2017 net sales of $76.9 million. Earnings from operations increased 3% to $8.0 million in the third quarter of 2018, from $7.8 million in the third quarter of 2017. Net earnings attributable to the Company rose 27% to $6.3 million in the third quarter of 2018, up from $4.9 million in last year's third quarter. Net earnings were positively impacted by the lower U.S. federal tax rate this year. Diluted earnings per share were $0.60 per share in the third quarter of 2018 and $0.48 per share in the third quarter of 2017.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $63.2 million in the third quarter of 2018, up 4% compared to $60.7 million in the third quarter of 2017. Within the wholesale segment, net sales of the Stacy Adams brand were up 17% for the quarter, primarily due to higher sales to department stores and national shoe chains. Florsheim net sales were up 8%, due to sales volume increases across the majority of distribution channels. BOGS third quarter net sales were down 5% for the quarter, mainly with outdoor and online retailers. Net sales of the Nunn Bush brand were flat for the quarter. Licensing revenues were approximately $530,000 in both the third quarters of 2018 and 2017.

Gross earnings for the North American wholesale segment increased to 34.4% of net sales in the third quarter of 2018, from 33.9% of net sales in last year's third quarter. Earnings from operations for the wholesale segment were $7.6 million in the third quarter of 2018, up 3% compared to $7.4 million in the same period last year. The increase was primarily due to higher sales and gross margins.

Net sales in the North American retail segment, which includes sales from the Company's Florsheim retail stores and its internet businesses in the United States, were $4.9 million in the third quarter of 2018, up 15% compared to $4.3 million in the third quarter of 2017. Same store sales (which includes U.S. internet sales) were up 20% for the quarter, due mainly to increased sales on the Company's websites. Driven by higher online sales, retail earnings from operations rose to $428,000 in the third quarter of 2018, from $17,000 in the third quarter of 2017.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $10.3 million in the third quarter of 2018, down 14% compared to $11.9 million in the third quarter of 2017. The decrease was primarily due to a 16% reduction in net sales at Florsheim Australia. In local currency, Florsheim Australia's net sales were down 9% for the quarter, with sales down in both its wholesale and retail businesses. The weaker Australian dollar relative to the U.S. dollar also contributed to the decrease in Florsheim Australia's net sales this year. Earnings from operations of Florsheim Australia and Florsheim Europe were $8,000 in the third quarter of 2018, compared to $369,000 in the same period last year. The decline between years was primarily due to lower sales at Florsheim Australia.

During the third quarter, David Venner, Director of Seraneuse Pty Ltd, the minority interest shareholder of Florsheim Australia Pty Ltd ("Florsheim Australia"), provided notice and tendered to the Company his shares, which represented a 45% equity interest in Florsheim Australia, in accordance with the Shareholders Agreement dated January 23, 2009. The Shareholders Agreement allowed him to tender the shares, at his discretion, anytime on or after January 23, 2014. Accordingly, the Company purchased the minority interest in Florsheim Australia for $3.7 million on August 30, 2018, and the Company now owns 100% of Florsheim Australia.

"We are pleased with the results of our North American businesses this quarter," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "Not only did our wholesale segment post gains in both sales and operating earnings, but our websites had a particularly strong quarter, boosting our overall operating results for the period. Overseas our businesses continue to struggle in a tepid retail environment. As we look ahead to the fourth quarter, our focus continues to be on growing our core brands, as well as improving the profitability of our international businesses."

On November 6, 2018 the Company's Board of Directors declared a cash dividend of $0.23 per share to all shareholders of record on December 3, 2018, payable on January 2, 2019.

Conference Call Details:

Weyco Group will host a conference call on November 7, 2018 at 11:00 a.m. Eastern Time to discuss the third quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=USQKcavifznPuQ. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/m6/p/a2ejvfue. The conference call will also be available in the investor relations section of Weyco Group's website at www.weycogroup.com

About Weyco Group:

Weyco Group, Inc. designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, and Rafters. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands, except per share amounts)

Net sales	$ 78,375	$ 76,906	$ 208,789	$ 203,479
Cost of sales	47,984	47,438	128,067	126,693
Gross earnings	30,391	29,468	80,722	76,786

Selling and administrative expenses	22,344	21,666	67,161	63,635
Earnings from operations	8,047	7,802	13,561	13,151

Interest income	252	193	739	572
Interest expense	(10)	-	(10)	(7)
Other expense, net	(195)	(53)	(414)	(243)

Earnings before provision for income taxes	8,094	7,942	13,876	13,473

Provision for income taxes	1,942	3,022	3,385	5,135

Net earnings	6,152	4,920	10,491	8,338

Net loss attributable to noncontrolling interest	(124)	(14)	(398)	(70)

Net earnings attributable to Weyco Group, Inc.	$ 6,276	$ 4,934	$ 10,889	$ 8,408

Weighted average shares outstanding
Basic	10,114	10,160	10,167	10,299
Diluted	10,391	10,218	10,419	10,360

Earnings per share
Basic	$ 0.62	$ 0.49	$ 1.07	$ 0.82
Diluted	$ 0.60	$ 0.48	$ 1.05	$ 0.81

Cash dividends declared (per share)	$ 0.23	$ 0.22	$ 0.68	$ 0.65

Comprehensive income	$ 6,086	$ 5,452	$ 9,551	$ 10,251
Comprehensive (loss) income attributable to noncontrolling interest	(282)	25	(870)	271
Comprehensive income attributable to Weyco Group, Inc.	$ 6,368	$ 5,427	$ 10,421	$ 9,980

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2018	2017
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 15,750	$ 23,453
Marketable securities, at amortized cost	5,098	5,970
Accounts receivable, net	56,797	49,451
Income tax receivable	533	669
Inventories	60,069	60,270
Prepaid expenses and other current assets	3,085	5,770
Total current assets	141,332	145,583

Marketable securities, at amortized cost	18,895	17,669
Deferred income tax benefits	786	750
Property, plant and equipment, net	29,393	31,643
Goodwill	11,112	11,112
Trademarks	32,978	32,978
Other assets	23,192	23,097
Total assets	$ 257,688	$ 262,832

LIABILITIES AND EQUITY:
Short-term borrowings	$ 8,048	$ -
Accounts payable	5,956	8,905
Dividend payable	-	2,228
Accrued liabilities	11,465	14,031
Total current liabilities	25,469	25,164

Deferred income tax liabilities	3,587	2,069
Long-term pension liability	24,422	27,766
Other long-term liabilities	1,634	2,174
Total liabilities	55,112	57,173

Common stock	10,202	10,162
Capital in excess of par value	63,938	55,884
Reinvested earnings	147,874	150,350
Accumulated other comprehensive loss	(19,438)	(17,859)
Total Weyco Group, Inc. equity	202,576	198,537
Noncontrolling interest	-	7,122
Total equity	202,576	205,659
Total liabilities and equity	$ 257,688	$ 262,832

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2018	2017
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 10,491	$ 8,338
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	2,842	2,971
Amortization	238	265
Bad debt expense	190	350
Deferred income taxes	1,353	2,192
Net foreign currency transaction losses (gains)	332	(61)
Stock-based compensation	1,149	1,174
Pension contribution	(3,000)	(4,000)
Pension expense	522	746
Increase in cash surrender value of life insurance	(250)	(250)
Changes in operating assets and liabilities -
Accounts receivable	(7,557)	(5,703)
Inventories	180	12,195
Prepaid expenses and other assets	2,756	3,167
Accounts payable	(2,928)	(6,838)
Accrued liabilities and other	(4,749)	1,849
Accrued income taxes	278	22
Net cash provided by operating activities	1,847	16,417

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(7,819)	(14,719)
Proceeds from maturities of marketable securities	7,450	10,710
Life insurance premiums paid	(155)	(155)
Purchases of property, plant and equipment	(876)	(1,406)
Net cash used for investing activities	(1,400)	(5,570)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(9,213)	(8,877)
Cash dividends paid to noncontrolling interest of subsidiary	(88)	(204)
Payment to acquire noncontrolling interest of subsidiary	(3,740)	-
Shares purchased and retired	(6,589)	(11,621)
Proceeds from stock options exercised	4,308	2,013
Taxes paid related to the net share settlement of equity awards	(699)	(51)
Proceeds from bank borrowings	20,309	20,651
Repayments of bank borrowings	(12,261)	(20,147)
Net cash used for financing activities	(7,973)	(18,236)

Effect of exchange rate changes on cash and cash equivalents	(177)	383

Net decrease in cash and cash equivalents	$ (7,703)	$ (7,006)

CASH AND CASH EQUIVALENTS at beginning of period	23,453	13,710

CASH AND CASH EQUIVALENTS at end of period	$ 15,750	$ 6,704

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 1,915	$ 2,829
Interest paid	$ 10	$ 7

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880